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                                                                  EXHIBIT 10.210




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                            ASSET PURCHASE AGREEMENT
                                 BY AND BETWEEN

                            D P MEDIA OF BOSTON, INC.

                                       AND

                     BOSTON UNIVERSITY COMMUNICATIONS, INC.

                                       FOR

                               TELEVISION STATIONS
                              WABU(TV), BOSTON, MA,
                          WZBU(TV), VINEYARD HAVEN, MA,
                             WNBU(TV), CONCORD, NH,
                                       AND
                          LOW POWER TELEVISION STATION
                              W67BA(TV), DENNIS, MA

                                      * * *

                                 APRIL 30, 1999


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                                TABLE OF CONTENTS

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
SECTION 1.        DEFINITIONS....................................................................................1

SECTION 2.        PURCHASE AND SALE OF ASSETS....................................................................4

         2.1      Agreement to Sell and Buy......................................................................4

         2.2      Excluded Assets................................................................................5

         2.3      Purchase Price.................................................................................6

         2.4      Payment of Purchase Price......................................................................7

         2.5      Assumption of Liabilities and Obligations......................................................7

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF SELLER.......................................................8

         3.1      Organization, Standing, and Authority..........................................................8

         3.2      Authorization and Binding Obligation...........................................................8

         3.3      Absence of Conflicting Agreements..............................................................9

         3.4      Governmental Licenses..........................................................................9

         3.5      Title to and Condition of Real Property........................................................9

         3.6      Title to and Condition of Tangible Personal Property..........................................10

         3.7      Contracts.....................................................................................11

         3.8      Consents......................................................................................11

         3.9      Intangibles...................................................................................11

         3.10     Financial Statements..........................................................................11

         3.11     Insurance.....................................................................................12

         3.12     Reports.......................................................................................12

         3.13     Personnel.....................................................................................12

         3.14     Taxes.........................................................................................14

         3.15     Claims and Legal Actions......................................................................14

         3.16     Environmental Matters.........................................................................15

         3.17     Compliance with Laws..........................................................................16

         3.18     Conduct of Business in Ordinary Course........................................................16

         3.19     Transactions with Affiliates..................................................................17

         3.20     Broker........................................................................................17

         3.21     Full Disclosure...............................................................................17
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                                TABLE OF CONTENTS
                                   (CONTINUED)


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
SECTION 4.        REPRESENTATIONS AND WARRANTIES OF BUYER.......................................................17

         4.1      Organization, Standing, and Authority.........................................................17

         4.2      Authorization and Binding Obligation..........................................................17

         4.3      Absence of Conflicting Agreements.............................................................18

         4.4      Broker........................................................................................18

         4.5      Full Disclosure...............................................................................18

         4.6      Consents......................................................................................18

         4.7      Claims and Legal Actions......................................................................18

SECTION 5.        OPERATIONS OF THE STATIONS PRIOR TO CLOSING...................................................19

         5.1      Generally.....................................................................................19

         5.2      Compensation..................................................................................19

         5.3      Contracts.....................................................................................19

         5.4      Disposition of Assets.........................................................................19

         5.5      Encumbrances..................................................................................19

         5.6      Licenses......................................................................................20

         5.7      Rights........................................................................................20

         5.8      Access to Information.........................................................................20

         5.9      Maintenance of Assets.........................................................................20

         5.10     Insurance.....................................................................................20

         5.11     Consents......................................................................................20

         5.12     Books and Records.............................................................................21

         5.13     Notification..................................................................................21

         5.14     Financial Information.........................................................................21

         5.15     Compliance with Laws..........................................................................21

         5.16     Financing Leases..............................................................................21

         5.17     Programming...................................................................................21

         5.18     Preservation of Business......................................................................21

         5.19     Trade Agreements..............................................................................21

SECTION 6.        SPECIAL COVENANTS AND AGREEMENTS..............................................................22

         6.1      FCC Consent...................................................................................22
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
         6.2      Control of the Stations.......................................................................22

         6.3      Risk of Loss..................................................................................23

         6.4      Confidentiality...............................................................................23

         6.5      Environmental Audit...........................................................................23

         6.6      Engineering Study.............................................................................23

         6.7      Cooperation...................................................................................24

         6.8      Bulk Sales Law................................................................................24

         6.9      Sales Tax Filings.............................................................................24

         6.10     Access to Books and Records...................................................................24

         6.11     Appraisal.....................................................................................24

         6.12     Noncompetition Agreement......................................................................24

         6.13     HSR Act Filing................................................................................24

         6.14     Call Sign Change..............................................................................25

         6.15     No Inconsistent Action........................................................................25

         6.16     Studio Facilities.............................................................................25

         6.17     Notices of Breach.............................................................................26

         6.18     University Matters............................................................................26

SECTION 7.        CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING......................................26

         7.1      Conditions to Obligations of Buyer............................................................26

         7.2      Conditions to Obligations of Seller...........................................................27

SECTION 8.        CLOSING AND CLOSING DELIVERIES................................................................28

         8.1      Closing.......................................................................................28

         8.2      Deliveries by Seller..........................................................................29

         8.3      Deliveries by Buyer...........................................................................29

SECTION 9.        TERMINATION...................................................................................30

         9.1      Termination by Seller.........................................................................30

         9.2      Termination by Buyer..........................................................................30

         9.3      Rights on Termination.........................................................................31

         9.4      Escrow Deposit................................................................................31
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
         9.5      Disposition of WBPX(TV).......................................................................32

SECTION 10.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES.................34

         10.1     Representations and Warranties................................................................34

         10.2     Indemnification by Seller.....................................................................34

         10.3     Indemnification by Buyer and Its Subsidiary...................................................34

         10.4     Procedure for Indemnification.................................................................35

         10.5     Limitations...................................................................................36

         10.6     Specific Performance..........................................................................36

         10.7     Attorneys' Fees...............................................................................37

SECTION 11.       MISCELLANEOUS.................................................................................37

         11.1     Fees and Expenses.............................................................................37

         11.2     Notices.......................................................................................37

         11.3     Benefit and Binding Effect....................................................................38

         11.4     Further Assurances............................................................................38

         11.5     Governing Law.................................................................................38

         11.6     Headings......................................................................................38

         11.7     Gender and Number.............................................................................38

         11.8     Entire Agreement..............................................................................38

         11.9     Waiver of Compliance; Consents................................................................39

         11.10    Press Release.................................................................................39

         11.11    Consent to Jurisdiction.......................................................................39

         11.12    Counterparts..................................................................................40
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                                LIST OF SCHEDULES


    Schedule 2.2             --    Certain Excluded Assets
    Schedule 3.3             --    Consents
    Schedule 3.4             --    Licenses
    Schedule 3.5             --    Real Property
    Schedule 3.6             --    Tangible Personal Property
    Schedule 3.7             --    Contracts
    Schedule 3.9             --    Intangibles
    Schedule 3.10            --    Financial Statements
    Schedule 3.11            --    Insurance Policies
    Schedule 3.13            --    Employee Matters
    Schedule 3.16            --    Environmental Matters
    Schedule 6.12            --    Form of Noncompetition Agreement
    Schedule 8.2(a)          --    Form of Bill of Sale
    Schedule 8.2(b)          --    Form of Estoppel Certificate
    Schedule 8.2(f)(A)       --    Form of Corporate Opinion of Seller's Counsel
    Schedule 8.2(f)(B)       --    Form of FCC Opinion of Seller's Counsel
    Schedule 8.3(b)          --    Forms of Assignment and Assumption Agreement
    Schedule 8.3(d)          --    Form of Opinion of Buyer's Counsel
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                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT is dated as of the 30th day of April, 1999, by and between D P Media of Boston, Inc., a Florida corporation ("Buyer"), and Boston University Communications, Inc., a Massachusetts corporation
("Seller").


                                 R E C I T A L S

         A. Seller is the licensee of and owns and operates television stations WABU(TV), Channel 68, Boston, Massachusetts ("WABU"); WZBU(TV), Channel
58, Vineyard Haven, Massachusetts ("WZBU"); WNBU(TV), Channel 21, Concord, New
Hampshire ("WNBU"); and low power television station W67BA(TV), Channel 67, Dennis, Massachusetts (individually, a "Station" and collectively, the "Stations") pursuant to licenses issued by the Federal Communications Commission
("FCC").

         B. Contemporaneously with the execution and delivery of this Asset Purchase Agreement, Buyer and Seller have entered into the Time Brokerage
Agreement, pursuant to which Buyer agrees to provide programming for broadcast on the Stations effective as of the Commencement Date, as defined in the Time
Brokerage Agreement (the "TBA Effective Date").

         C. Seller desires to sell, and Buyer desires to buy, substantially all the assets that are used or useful in the business or operations of the Stations, for the price and on the terms and conditions set forth in this Agreement.


                               A G R E E M E N T S


         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1.        DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:


         "Accounts Receivable" means all rights of Seller to payment arising from or relating to the operations of the Stations, including rights to payment for the sale of commercial announcements broadcast on the Stations.


         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as defined in Section 2.1.


         "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7 that are specifically designated on Schedule 3.7 as Contracts that are to be assumed by Buyer upon its purchase of the Stations, (ii) any Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees to assume pursuant to Section 5.3, and (iii) any Contracts entered into by Seller in the ordinary course of business during the period from the date hereof until the day prior to the TBA Effective Date which do not involve liabilities or obligations in excess of $5,000 individually or $50,000 in the aggregate.

         "Assumed Liabilities" has the meaning set forth in Section 2.5 hereof.

         "Buyer's Accounts" means all Accounts Receivable which arise or accrue on or after the TBA Effective Date other than the Studio Lease Receivables.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Seller is a party or which are binding upon Seller and which relate to or affect the Assets or the business or operations of one or more Stations, and (i) which are in effect on the date of this Agreement or (ii) which are entered into by Seller between the date of this Agreement and the Closing Date.

         "Escrow Agent" means First Union National Bank of Florida.

         "Escrow Agreement" means the Escrow Agreement dated as of the date hereof among Buyer, Seller and the Escrow Agent.

         "Excluded Assets" has the meaning set forth in Section 2.2 hereof.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to Seller in connection with the business or operations of each Station.


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         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations of the Federal Trade Commission thereunder.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or under which Seller is licensed or franchised, to the extent transferable to Buyer, and which are used exclusively in the business and operations of one or more Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Seller in connection with the conduct of the business or operations of one or more Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property and interests in real property, including fee estates, leaseholds and subleaseholds (other than the Studio Lease), purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests owned or held by Seller which are used or useful in the business or operations of one or more Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Seller's Accounts" means (i) all Accounts Receivable from the operation of the Stations which arise or accrue prior to the TBA Effective Date,
(ii) all Studio Lease Receivables, (iii) all other amounts payable to Seller in respect of the operation of one or more Stations (other than Buyer's Accounts), and (iv) all amounts payable to Seller pursuant to the terms of this Agreement, the Time Brokerage Agreement or any other agreement contemplated hereby or thereby.

         "Studio Lease" means the Lease between Phillip C. Haughey, Trustee of the Tara Realty Trust and Arlington Broadcast Group, Inc., dated May 22, 1985, pursuant to which Seller leases the WABU studio and office premises on Soldiers Field Road, Boston, Massachusetts.

         "Studio Lease Receivables" means any and all amounts now or hereafter payable to Seller in respect of the Studio Lease, whether in connection with the termination thereof or otherwise.


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         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property owned by Seller which are used principally in the conduct of the business or operations of one or more Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Time Brokerage Agreement" means the Time Brokerage Agreement between Buyer and Seller, dated as of the date hereof, with respect to the Stations, as amended from time to time.

         "To Seller's knowledge," "to the knowledge of Seller," "known to Seller" or similar phrases mean, except as otherwise expressly provided herein, to the actual knowledge of Seller following reasonable inquiry by the officers of Seller, the Stations' General Manager or Chief Engineer, but without any inquiry to or investigation by any third party.

SECTION 2.        PURCHASE AND SALE OF ASSETS

         2.1 AGREEMENT TO SELL AND BUY. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase and accept from Seller, all of Seller's right, title and interest in, to and under the following tangible and intangible assets, together with any additions thereto between the date of this Agreement and the Closing Date (collectively, the "Assets"), but in each case excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for liens for current taxes not yet due and payable), including the following:

                  (a)      The Tangible Personal Property;

                  (b)      The Real Property;

                  (c)      The Licenses;

                  (d)      The Assumed Contracts;

                  (e)      The Intangibles;

                  (f) All of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of each Station;

                  (g)      The Buyer's Accounts;

                  (h) All choses in action of Seller relating to one or more Stations, if and to the extent such choses in action relate to the ownership, use or condition of the Assets following the Closing; and


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                  (i)      All books and records relating to the business or
operations of each Station, including, to the extent in Seller's possession, executed copies of the Assumed Contracts, and all records required by the FCC to be kept by each Station.

         2.2 EXCLUDED ASSETS. Notwithstanding any provision of this Agreement to the contrary, the Assets shall exclude the following assets (collectively, the "Excluded Assets"):

                  (a) All of Seller's cash on hand as of the Closing and all other cash, cash equivalents or investments in any of Seller's bank, savings or investment accounts; all of Seller's insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and all of Seller's stocks, bonds, certificates of deposit, money market instruments, mutual funds and other investments;

                  (b) All of Seller's corporate minute books, stock transfer books and corporate records; all duplicated records of any books, records, accounts and information of Seller relating to Seller's operation of the Stations prior to the Closing; copies of all records prepared by or on behalf of Seller in connection with the sale of the Stations; all records and documents relating to any Excluded Assets; all of Seller's "off-the-shelf" software which by its terms is not assignable; and all of Seller's rights under or pursuant to this Agreement or any other document or instrument contemplated hereby;

                  (c) Any pension, profit-sharing, or employee benefit plans (including all assets of such plans), and any collective bargaining agreements relating to the Stations or their employees;

                  (d)      All property listed on Schedule 2.2 hereto;

                  (e) The Studio Lease and all of Seller's rights thereunder;

                  (f)      All of Seller's Accounts;

                  (g) All Tangible Personal Property of Seller disposed of or consumed (including in respect of ordinary wear and tear) in the ordinary course of business and in accordance with the terms hereof between the date hereof and the Closing Date;

                  (h) All Contracts that expire in accordance with their terms prior to the Closing Date or are terminated with the prior approval of Buyer;

                  (i) All logos, slogans, copyrights, trademarks and service marks relating to Trustees of Boston University, a corporation created by an Act of the Massachusetts Legislature (the "University"), and all contracts and other arrangements between Seller and the University, other than the program contract relating to the Beanpot Tournament;

                  (j) BUCI Productions, Inc. and all rights and other assets thereof, including, without limitation, the programs entitled "lil' iguana" and "Story Shop"; and


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                  (k)      The call letters "WABU".

         2.3 PURCHASE PRICE. The Purchase Price for the Assets and the covenants of Seller set forth in the Noncompetition Agreement referred to in
Section 6.12 shall be Forty Million Dollars ($40,000,000), adjusted as provided below:

                  (a) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses, other than those expenses of Buyer which Buyer is obligated to pay under the Time Brokerage Agreement and those expenses of Seller for which Buyer is obligated to reimburse Seller under the Time Brokerage Agreement. Except as otherwise provided in the Time Brokerage Agreement, all expenses arising from the operation of the Stations, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), FCC annual regulatory fees and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date (subject to reimbursement by Buyer to the extent provided in the Time Brokerage Agreement), and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.

                  (b) Manner of Determining Adjustments. Any adjustments and prorations pursuant to Section 2.3(a) will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than ninety (90) days after the Closing Date or such other date as the parties shall mutually agree upon. The Purchase Price, taking into account the adjustments and prorations pursuant to Section 2.3(a) will be determined finally in accordance with the following procedures:

                           (i) Seller shall prepare and deliver to Buyer not later than five (5) business days before the Closing Date a preliminary settlement statement which shall set forth Seller's good faith estimate of the adjustments to the Purchase Price under Section 2.3(a). The preliminary settlement statement (1) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(a), to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (2) shall be certified by Sellers to be true and complete in all material respects to the best of Seller's knowledge as of the date thereof. Buyer and Seller shall use their good faith efforts to agree upon the adjustments under Section 2.3(a) hereof prior to the Closing. The Purchase Price payable at Closing under Section 2.3 shall be increased or decreased, as applicable, based on the adjustments set forth in the preliminary settlement statement, except that any adjustments set forth in the preliminary settlement statement to which Buyer objects in good faith shall be deemed



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         omitted from such preliminary settlement statement and shall instead be determined as part of the post-closing adjustments under this Section 2.3(b).

                           (ii) No later than forty-five (45) days after the Closing Date, Buyer will deliver to Seller a statement setting forth Buyer's determination of the Purchase Price as adjusted pursuant to
         Section 2.3(a). If Seller disputes the amount of the Purchase Price determined by Buyer, it shall deliver to Buyer within forty-five (45) days after its receipt of Buyer's statement a statement setting forth its determination of the amount of the Purchase Price (the "Seller Statement"). If Seller notifies Buyer of its acceptance of Buyer's statement, or if Seller fails to deliver its statement within the 45-day period specified in the preceding sentence, Buyer's determination of the Purchase Price shall be conclusive and binding on the parties as of the last day of the 45-day period.

                           (iii) Buyer and Seller shall use good faith efforts to resolve any dispute involving the determination of the Purchase Price. If the parties are unable to resolve the dispute within fifteen (15) days following the delivery of Seller's Statement, Buyer and Seller shall jointly designate an independent certified public accountant, who shall be knowledgeable and experienced in accounting for television broadcasting stations within forty-five (45) days following delivery of Seller's Statement, to resolve the dispute. If Seller and Buyer fail to agree to the appointment of such certified public accountant within said forty-five (45) day period, either party may submit to the American Arbitration Association for the appointment of such accountant under the commercial arbitration rules of the American Arbitration Association. The accountant's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of such accountant shall be split equally between the parties.

                           (iv) If the Purchase Price as finally determined pursuant to this Section 2.3(b) exceeds the Purchase Price paid by Buyer on the Closing Date (the "Estimated Purchase Price"), Buyer shall pay to Seller, in immediately available funds within five days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3(b), the difference between the Purchase Price and the Estimated Purchase Price. If the Purchase Price as finally determined pursuant to this Section 2.3(b) is less than the Estimated Purchase Price, Seller shall pay to Buyer, in immediately available funds within five days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3(b), the difference between the Purchase Price and the Estimated Purchase Price.

         2.4 PAYMENT OF PURCHASE PRICE. The Purchase Price, as adjusted, shall be paid by Buyer to Seller at Closing by wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Seller to Buyer, at least two (2) days prior to the Closing Date.

         2.5 ASSUMPTION OF LIABILITIES AND OBLIGATIONS. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Seller under the Licenses and the Assumed Contracts insofar as they relate to the time on or after the



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Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Stations on or after the Closing Date (collectively, the "Assumed Liabilities"); provided, however, that the total amount of obligations and liabilities under the programming agreements listed in Schedule 3.7 (as in effect on the date hereof), whether in cash, barter or otherwise, that Buyer is required to assume at Closing shall in no event exceed Nine Million Dollars ($9,000,000) in the aggregate for all such programming agreements. Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts or relating to any Excluded Asset, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date,
(iii) any claims or pending litigation or proceedings relating to the operation of any Station prior to the Closing, (iv) any obligations or liabilities arising under capitalized leases or other financing agreements, (v) any obligations or liabilities arising under agreements (other than any Assumed Contracts) entered into other than in the ordinary course of business, (vi) any obligations or liabilities of Seller under any employee pension, retirement, health and welfare or other benefit plans or collective bargaining agreements, (vii) any obligation to any employee of the Stations for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, or (viii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 ORGANIZATION, STANDING, AND AUTHORITY. Seller is a corporation duly organized, validly existing, and in good standing under the laws of The Commonwealth of Massachusetts and is duly qualified to conduct business as a foreign corporation in the State of New Hampshire. Seller has all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the business and operations of the Stations as now conducted, and (iii) to execute and deliver this Agreement, the Escrow Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the operations of any Station or any of the Assets.

         3.2 AUTHORIZATION AND BINDING OBLIGATION. The execution, delivery, and performance of this Agreement and the Escrow Agreement by Seller have been duly authorized by all necessary actions on the part of Seller and, to the extent required, its sole shareholder. This Agreement and the Escrow Agreement have been duly executed and delivered by Seller and constitute the legal, valid, and binding obligations of Seller, enforceable against it in accordance with their respective terms except as the enforceability of this Agreement and the Escrow Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 ABSENCE OF CONFLICTING AGREEMENTS. Subject to obtaining the Consents listed on Schedule 3.3 and the expiration or termination of the waiting period under the HSR Act, the execution, delivery, and performance of this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with any provision of the Articles of Organization or Bylaws of Seller; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Seller is a party or by which Seller may be bound; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets.

         3.4 GOVERNMENTAL LICENSES. Schedule 3.4 includes a true and complete list of the Licenses. Seller has delivered to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto). The Licenses have been validly issued, and Seller is the authorized legal holder thereof. The Licenses listed on Schedule 3.4 comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of each Station in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any restriction or condition not set forth on the face thereof that would limit the full operation of any Station as now operated, other than conditions or restrictions generally applicable to television broadcasting stations or generally applicable to television broadcasting stations in the Boston market. The Licenses are in full force and effect, and the conduct of the business and operations of each Station is in accordance therewith. Seller has no reason to believe that any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course. Schedule 3.4 includes an accurate and complete list of all cable systems for which Seller made a must-carry election for the current must-carry election period and on which one of the Stations is currently carried. Schedule 3.4 also includes a list of those cable systems in the Boston, Massachusetts market on which none of the Stations is currently carried. All agreements with cable systems regarding carriage of the Stations' signals and copyright indemnification are set forth in Schedule 3.7.

         3.5      TITLE TO AND CONDITION OF REAL PROPERTY. Set forth on Schedule
3.5 is a list of all Real Property as to which Seller is a party to a real property lease, license or other Contract in connection with the operation of one or more Stations, other than the Studio Lease (collectively, "Leased Properties"), together with a brief description thereof (each, a "Real Estate Lease"). Seller has provided to Buyer a correct and complete copy of the Studio Lease. Schedule 3.5 includes a complete copy of each Real Estate Lease and any amendments, renewals or assignments thereof. Each Real Estate Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies. There is not under any Real Estate Lease any material default by Seller thereunder and, to Seller's knowledge, any material default thereunder by any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a material default or event of default by Seller under any Real Estate Lease. Seller's possession of the Leased Properties has not been disturbed and no claim has been asserted against Seller adverse to Seller's interests in the Leased Properties. Except as set forth in Schedule 3.5, to Seller's knowledge, each structure located on each Leased Property has been adequately maintained and is in good condition and repair consistent with the uses to which it is presently being put. Except as set forth on Schedule 3.5, Seller's use of the Leased Properties, and, to Seller's knowledge, all structures, improvements and fixtures on the Leased Properties and the current use of the Leased Properties by other parties, conforms in all material respects, to any and all applicable federal, state and local laws, reclamation laws, zoning, land use, subdivision, wetlands, building, health and safety and other ordinances, laws, rules and regulations. Except as set forth on Schedule 3.5, no notice from any governmental body or other person has been served upon, or received by, Seller and, to Seller's knowledge, no such notice has been served upon or received by any other party that owns or occupies the Leased Properties, claiming any violation of any such ordinance, law, rule or regulation, or requiring any substantial work, repairs, reclamation, construction, alterations or installation on or in connection with any Leased Property or any structure, improvement or fixture thereon which has not been complied with in all material respects. Except as set forth on Schedule 3.5, no notice from any governmental body or other person has been served upon or received by Seller claiming that any right of access or other right enjoyed by Seller as a result of its leasehold interests in the Leased Properties is being modified or terminated in any material respect. To Seller's knowledge, there is no violation of any covenant, restriction or other agreement or understanding, oral or written, affecting or relating to title or use of any Leased Property. To Seller's knowledge, there are no pending or threatened condemnation or similar proceedings or assessments affecting any of the Leased Properties, lawsuits by adjoining landowners or others, nor, to Seller's knowledge, is any such proceeding contemplated by any person or governmental authority.

         3.6      TITLE TO AND CONDITION OF TANGIBLE PERSONAL PROPERTY. Schedule
3.6 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property necessary to conduct the business and operations of each Station as now conducted. Except as described in Schedule 3.6, Seller owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Station or Stations to which such item relates. All items of transmitting and studio equipment included in the Tangible Personal Property (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (ii) will permit each Station and any auxiliary broadcast facilities related to such Station to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and with all other applicable federal, state, and local statutes, ordinances, rules, and regulations.

         3.7 CONTRACTS. Schedule 3.7 is a true and complete list of all Contracts, except contracts with advertisers for the sale of advertising time on the Stations for cash at prevailing rates and which have not been prepaid and which may be canceled by Seller without penalty on not more than thirty days' notice. Seller has delivered to Buyer true and complete copies of all written Contracts, true and complete memoranda of all oral Contracts (including any amendments and other modifications to such Contracts), and a schedule summarizing Seller's obligations under trade and barter agreements relating to each Station. Other than the Contracts listed on Schedule 3.7 and the advertising contracts described in the first sentence of this Section 3.7, Seller requires no contract, lease, or other agreement to enable it to carry on its business as now conducted. All of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. There is not under any Assumed Contract any default by Seller or, to Seller's knowledge, (i) any other party thereto or (ii) any event that, after notice or lapse of time or both, could reasonably be expected to constitute a default. Seller has not been notified in writing of any intention by any party to any Assumed Contract (i) to terminate such contract or amend the terms thereof, (ii) to refuse to renew the Assumed Contract upon expiration of its term, or (iii) to renew the Assumed Contract upon expiration only on terms and conditions which are more onerous than those now existing. Except for the need to obtain the Consents listed in Schedule 3.3, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

         3.8 CONSENTS. Except for the FCC Consent provided for in Section 6.1, the other Consents described in Schedule 3.3, and the expiration or termination of the waiting period under the HSR Act, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) for Seller to consummate this Agreement and the transactions contemplated hereby, or (ii) to permit Seller to assign or transfer the Assets to Buyer.

         3.9 INTANGIBLES. Schedule 3.9 is a true and complete list of all Intangibles (exclusive of those listed in Schedule 3.4), all of which are valid and in good standing and uncontested. Seller has delivered to Buyer copies of all documents establishing or evidencing all Intangibles. Seller has not received any written assertion from any third party that Seller is infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto. The Intangibles listed on Schedule 3.9 comprise all intangible property interests necessary to conduct the business and operations of the Stations as now conducted.

         3.10 FINANCIAL STATEMENTS. Schedule 3.10 hereto contains true and complete copies of financial statements including balance sheets, statements of operations and a statement of cash flow for the fiscal year ending June 30, 1998 (the "FYE Statements") and for the eight-month period ending February 28, 1999 (the "Interim Statements" and, together with the FYE Statements, the "Financial Statements"). The Financial Statements have been prepared from the books and records of Seller, have been prepared in accordance with generally accepted accounting principles consistently applied (except that the Interim Statements do not contain certain footnotes and are subject to year-end adjustments required under GAAP), reflect the books, records, and accounts of the Stations (which books, records, and accounts are complete and correct in all material respects), and present fairly the financial condition of the Stations as at their respective dates and the results of operations for the periods then ended. None of the Financial Statements fails to disclose any material contingent liabilities required to be reflected thereon in accordance with generally accepted accounting principles.

         3.11 INSURANCE. Schedule 3.11 is a true and complete list of all insurance policies of Seller that insure any part of the Assets or the business or operations of the Stations. All policies of insurance listed in Schedule 3.11 are in full force and effect. The insurance policies listed in Schedule 3.11 insure the Assets and the business and operations of the Stations in accordance with reasonable industry standards. During the past three years, no insurance policy of Seller on the Assets or any Station has been canceled by the insurer and no application of Seller for insurance has been rejected by any insurer.

         3.12 REPORTS. All returns, reports, and statements that each Station is currently required to file with the FCC or with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over Seller and any Station have been complied with. All of such returns, reports, and statements are substantially complete and correct as filed. Seller has timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses.

         3.13     PERSONNEL.

                  (a) All of Seller's Employee Plans and Compensation Arrangements are listed in Schedule 3.13, and complete and accurate copies of any such written Employee Plans and Compensation Arrangements (or related insurance policies) have been furnished to Buyer, along with copies of any employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Descriptions of any unwritten Employee Plans or Compensation Arrangements also are provided in Schedule 3.13. Schedule 3.13 also contains a true and complete list of all employees of each Station, their job description, date of hire, salary and amount and date of last salary increase.

                  (b) Each Employee Plan and Compensation Arrangement has been administered in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Federal or state laws. Seller is not aware of the existence of any governmental audit or examination of any Employee Plan or Compensation Arrangement or of any facts which would lead it to believe that any such audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to the best knowledge of Seller, threatened against any of such plans or arrangements.

                  (c) Seller does not contribute to and is not required to contribute to any Multi-employer Plan with respect to the employees of the Stations, and neither Seller nor any other trade or business under common control with Seller (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has incurred or reasonably expects to incur any "withdrawal liability," as defined under Section 4201 et seq. of ERISA.

                  (d) Except as described in Schedule 3.13, neither Seller nor any other trade or business under common control with Seller (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) sponsors, maintains or contributes to any Employee Plan or Compensation Arrangement that provides retiree medical or retiree life insurance coverage to former employees of Seller at the Stations.

                  (e) Except as described in Schedule 3.13, with respect to each Employee Plan and, to the extent applicable, each Compensation Arrangement:
(i) each Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of an Employee Plan's letter; (ii) no prohibited transaction, within the definition of section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject Seller to any liability; and (iii) all contributions, premiums or payments accrued, in whole or in part, under each Employee Plan or Compensation Arrangement or with respect thereto as of the Closing will be paid by the Seller prior to the Closing, including, but not limited to, contributions thereto with respect to the plan year ending immediately prior to the Closing.

                  (f) For purposes of this Agreement, the following terms shall have the meaning indicated: (i) "Employee Plan" shall mean any pension, profit-sharing, deferred compensation, vacation, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA to which Seller or any entity related to Seller (under the terms of Section 414(b), (c), (m) or (o) of the Code) contributes or to which Seller or any entity related to Seller (under the terms of Sections 414(b), (c), (m) or (o) of the Code) sponsors, maintains or otherwise is bound which provides benefits to persons employed or previously employed at the Stations; (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, any successor thereto and any regulations promulgated thereunder; (iii) "Compensation Arrangement" shall mean any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees, former employees, officers, directors and shareholders of Seller or any entity related to Seller (under the terms of Section 414(b), (c), (m) or (o) of the Code) employed or previously employed at the Stations any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan; (iv) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor thereto and any regulations promulgated thereunder; and (v) "Multi-employer Plan" means a plan, as defined in ERISA Section 3(37), to which Seller or any entity related to Seller (under the terms of Section 414(b) or (c) of the Code) contributes or is required to contribute.

                  (g) Seller is not a party to or subject to any collective bargaining agreements with respect to any Station. Except as set forth on
Schedule 3.13, Seller has no written or oral contracts of employment with any employee of any Station. Seller has complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and Seller has not received any notice alleging that it has failed to comply in any material respect with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to the best of Seller's knowledge, threatened, between Seller and any employee (singly or collectively) of any Station. No labor union or other collective bargaining unit represents or claims to represent any of the employees of any Station. To the best of Seller's knowledge, there is no union campaign being conducted to represent any employees of any Station or to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at any Station.

         3.14 TAXES. Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed, and it has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by it to the extent that such taxes have become due, or has set aside on its books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto. There are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Seller is or could reasonably be expected to be made liable for any taxes, penalties, interest, or other charges, the liability for which could reasonably be expected to extend to Buyer as transferee of the business of the Stations, and no event has occurred that could reasonably be expected to impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

         3.15 CLAIMS AND LEGAL ACTIONS. Except for any FCC rulemaking proceedings generally affecting the broadcasting industry, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against Seller with respect to its ownership or operation of any Station or otherwise against the Assets or the business or operations of any Station, or which questions the validity or propriety of this Agreement, the Time Brokerage Agreement or any other agreement, document or instrument to be executed and delivered by Seller pursuant hereto, or which seeks to delay or enjoin any of the transactions contemplated hereby or thereby, or which, if adversely determined, would reasonably be expected to prevent Seller from consummating, or have a material adverse effect on Seller's ability to consummate, the transactions contemplated hereby or thereby. In particular, but without limiting the generality of the foregoing, there are no applications, complaints or proceedings pending or, to the best of its knowledge, threatened (i) before the FCC relating to the business or operations of any Station other than rule making proceedings which affect the television industry generally, (ii) before any federal or state agency relating to the business or operations of any Station involving charges of illegal discrimination under any federal or state employment laws or regulations, or (iii) before any federal, state, or local agency relating to the business or operations of any Station involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.16 ENVIRONMENTAL MATTERS. Except in each case as would not (i) create any lien on any of the Assets, (ii) impair in any material respect Buyer's use of the Assets or Buyer's operation of one or more Stations after the Closing or (iii) impose any liability on Buyer in excess of $25,000 as transferee of the Assets, and except as set forth on Schedule 3.16:

                  (a) Seller has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller in connection with its ownership or operation of any Station alleging any failure to comply with any such law, rule, or regulation.

                  (b) To the best of Seller's knowledge, Seller has no liability relating to its ownership and operation of any Station under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                  (c) To the best of Seller's knowledge, Seller has no liability relating to its ownership and operation of any Station (and Seller has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against Seller giving rise to any such liability) for damage to any site, location, or body of water (surface of subsurface) or for illness or personal injury.

                  (d) To the best of Seller's knowledge, Seller has no liability relating to its ownership and operation of any Station under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

                  (e) To the best of Seller's knowledge, Seller has no liability relating to its ownership and operation of any Station for any illness or personal injury to any employee.

                  (f) In connection with its ownership or operation of each Station, Seller has obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                  (g) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by Seller in connection with its ownership and operation of any Station or, to the best of Seller's knowledge, by any other party on any Real Property.

                  (h) For the purpose of this Section 3.16, the phrase "to the best of Seller's knowledge" means to Seller's actual knowledge following a reasonable investigation by appropriate employees of Seller with respect to the use of the Assets and the operation of each Station, but without the performance of any environmental survey or assessment by an environmental consultant or any other inquiry to or investigation by any third party.

         3.17 COMPLIANCE WITH LAWS. Seller has complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of each Station. Neither the ownership or use of the properties of any Station nor the conduct of the business or operations of any Station conflicts with the rights of any other person or entity.

         3.18 CONDUCT OF BUSINESS IN ORDINARY COURSE. Since the date of the Interim Statements, Seller has conducted the business and operations of each Station only in the ordinary course and has not:

                  (a) Suffered any material adverse change in the business, assets, or properties of any Station, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of any Station;

                  (b) Made any material increase in compensation payable or to become payable to any of the employees of any Station, or any bonus payment made or promised to any employee of any Station, or any material change in personnel policies, employee benefits, or other compensation arrangements affecting the employees of any Station, other than as reflected on Schedule 3.13;

                  (c) Made any sale, assignment, lease, or other transfer of any Station's properties other than in the normal and usual course of business with suitable replacements being obtained therefor;

                  (d) Canceled any debts owed to or claims held by Seller with respect to any Station, except in the normal and usual course of business;

                  (e) Suffered any material write-down of the value of any Assets or any material write-off as uncollectable of any Accounts Receivable of any Station; or

                  (f) Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to any Station.

         3.19 TRANSACTIONS WITH AFFILIATES. Other than (i) receipt by Seller of various general and administrative overhead services from the University or other affiliates of Seller, including legal, accounting and finance services and employee benefits which, individually and in the aggregate, do not impose any material liability or obligation on Seller, (ii) the provision by Seller to its affiliate, BUCI Productions, Inc., of certain funding and support services, all as previously disclosed by Seller to Buyer, or (iii) as otherwise set forth in the notes to Seller's FYE Statements, Seller has not been involved in any business arrangement relating to any Station with any affiliate of Seller, and no affiliate of Seller owns any property or right, tangible or intangible, which is required for the conduct of the business of any Station. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

         3.20 BROKER. Neither Seller nor any person acting on Seller's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         3.21 FULL DISCLOSURE. No representation or warranty made by Seller in this Agreement or in any Exhibit or Schedule hereto contains any untrue statement of a material fact, or omits any material fact required to make the statements contained herein or therein not misleading.

SECTION 4.        REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 ORGANIZATION, STANDING, AND AUTHORITY. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and at Closing will be duly qualified to conduct business as a foreign corporation in The Commonwealth of Massachusetts and State of New Hampshire. Buyer has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 AUTHORIZATION AND BINDING OBLIGATION. The execution, delivery, and performance of this Agreement and the Escrow Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement and the Escrow Agreement have been duly executed and delivered by Buyer and constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as the enforceability of this Agreement and the Escrow Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 ABSENCE OF CONFLICTING AGREEMENTS. Subject to obtaining the Consents and the expiration or termination of the waiting period under the HSR Act, the execution, delivery, and performance by Buyer of this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the Articles of Incorporation or Bylaws of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

         4.4 BROKER. Neither Buyer nor any person acting on Buyer's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement, except for a commission payable by Buyer to Media Venture Partners to be paid in full by Buyer, and as to which obligation Buyer hereby indemnifies Seller.

         4.5 FULL DISCLOSURE. No representation or warranty made by Buyer in this Agreement or in any Exhibit or Schedule hereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained herein or therein not misleading.

         4.6      CONSENTS. Except for the FCC Consent provided for in Section
6.1 and the expiration or termination of the waiting period under the HSR Act, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) for Buyer to consummate this Agreement and the transactions contemplated hereby, or (ii) to permit Buyer to purchase or accept the Assets from Seller.

         4.7 CLAIMS AND LEGAL ACTIONS. Except for any FCC rulemaking proceedings generally affecting the broadcasting industry, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or, to the knowledge of Buyer, threatened, against Buyer with respect to its assets, its business or its operations, or with respect to its proposed ownership or operation of any Station (whether under the Time Brokerage Agreement or otherwise), or which questions the validity or propriety of this Agreement, the Time Brokerage Agreement or any other agreement, document or instrument to be executed and delivered by Buyer pursuant hereto, or which seeks to delay or enjoin any of the transactions contemplated hereby or thereby, or which, if adversely determined, would reasonably be expected to prevent Buyer from consummating, or have a material adverse effect on Buyer's ability to consummate, the transactions contemplated hereby or thereby.

SECTION 5.        OPERATIONS OF THE STATIONS PRIOR TO CLOSING

         Except to the extent that responsibility for any of the following actions or matters is delegated in whole or part to Buyer under the Time Brokerage Agreement, Seller agrees that, between the date of this Agreement and the Closing Date:

         5.1 GENERALLY. Seller shall operate each Station diligently in the ordinary course of business in accordance with its past practices (except where such conduct would conflict with the following covenants or with Seller's other obligations under this Agreement), and in accordance with the other covenants in this Section 5.

         5.2 COMPENSATION. Seller shall not increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of any Station, except in accordance with past practices.

         5.3 CONTRACTS. Except with the prior approval of Buyer, which approval shall not be unreasonably withheld or delayed, and except for Contracts, other than Contracts involving trade or barter arrangements, entered into by Seller in the ordinary course of business during the period from the date hereof until the day prior to the TBA Effective Date which do not involve liabilities or obligations in excess of $5,000 individually and $50,000 in the aggregate, Seller will not enter into any contract or commitment relating to any Station or the Assets, or amend or terminate any Contract, other than as expressly provided in Schedule 3.7, the Studio Lease and any other Contract that is not included in the Assumed Contracts, or waive any material right thereunder, or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing. Seller shall notify Buyer in writing of any approval requested by Seller pursuant to this Section 5.3. Buyer shall respond to any such request in writing as soon as practicable but in no event later than ten
(10) business days following Buyer's receipt of such request from Seller. If Buyer fails to respond to Seller's request on or before the end of such period, Seller's request shall be deemed to have been approved by Buyer. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Assumed Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Assumed Contracts.

         5.4 DISPOSITION OF ASSETS. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except where no longer used or useful in the business or operations of the Stations or in connection with the acquisition of replacement property of equivalent kind and value.

         5.5 ENCUMBRANCES. Seller shall not create, assume or permit to exist any claim, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) liens disclosed on Schedule
3.5 and Schedule 3.6, which shall be removed prior to the Closing Date, (ii) liens for current taxes not yet due and payable, and (iii) mechanics' liens and other similar liens, which shall be removed prior to the Closing Date.

         5.6 LICENSES. Seller shall not cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Seller shall not fail to prosecute with reasonable diligence any applications to any governmental authority in connection with the operation of any Station.

         5.7 RIGHTS. Seller shall not waive any material right relating to any Station or any of the Assets. Seller shall not cause, by any act or failure to act, any cable system located within the Stations' Designated Market Area to refuse to carry any Station's signal.

         5.8 ACCESS TO INFORMATION. Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Stations during normal business hours for the purpose of audit and inspection, including inspections incident to the environmental study described in Section 6.5 and the engineering study described in Section 6.6, and will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Stations that Buyer may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the Stations).

         5.9 MAINTENANCE OF ASSETS. Seller shall maintain all of the Assets in accordance with past practices (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner and in accordance with the terms of the FCC Licenses, all rules and regulations of the FCC and generally accepted standards of good engineering practice. Seller shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, other than any loss, damage or impairment resulting from actions taken (or not taken, although required to be taken) by Buyer under the Time Brokerage Agreement, Seller shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Seller shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

         5.10 INSURANCE. Seller shall maintain the existing insurance policies on the Stations and the Assets.

         5.11 CONSENTS. Seller shall use its best efforts to obtain the Consents and the estoppel certificates described in Section 8.2(b), without any change in the terms or conditions of any Assumed Contract or License that could be less advantageous in any material respect to the Station to which such Assumed Contract or License relates than those pertaining under the Assumed Contract or License as in effect on the date of this Agreement. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Upon Buyer's request, Seller shall cooperate with Buyer and use commercially reasonable efforts to obtain from the lessors under each Real Property lease such estoppel certificates and consents to the collateral assignment of the lessee's interest under each such lease as Buyer's lenders may reasonably request.

         5.12 BOOKS AND RECORDS. Seller shall maintain its books and records relating to the Stations in accordance with past practices.

         5.13 NOTIFICATION. Seller shall promptly notify Buyer in writing of any unusual or material developments with respect to the business or operations of any Station, and of any material change in any of the information contained in Seller's representations and warranties contained in Section 3 of this Agreement.

         5.14 FINANCIAL INFORMATION. Seller shall furnish to Buyer within twenty days after the end of each month ending between the date of this Agreement and the Closing Date a statement of income and expense and a statement of operating cash flow for the month just ended and such other financial information (including information on payables and receivables) as Buyer may reasonably request. All financial information delivered by Seller to Buyer pursuant to this Section shall be prepared from the books and records of Seller, shall reflect the books, records, and accounts of the Stations, and shall present fairly the financial condition of the Stations as at their respective dates and the results of operations for the periods then ended.

         5.15 COMPLIANCE WITH LAWS. Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of each Station.

         5.16 FINANCING LEASES. Seller will satisfy at or prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by Seller pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

         5.17 PROGRAMMING. Seller shall not make any material changes in the Stations' broadcast hours or make any material change in the Stations' programming policies, except such changes as in the good faith judgment of the Seller are required by the public interest.

         5.18 PRESERVATION OF BUSINESS. Seller shall use its best efforts to preserve the business of the Stations and the Stations' present relationships with suppliers and others having business relations with them, to the end that the business, operations, and prospects of the Stations shall be unimpaired at the Closing Date. The ordinary and customary operating practices of the Stations shall be maintained.

         5.19 TRADE AGREEMENTS. Seller shall take such actions as are required to reduce Seller's obligations under the trade and barter agreements listed in Attachment C to Schedule 3.7 hereto (the "Existing Trade Agreements") so that the total obligations of Seller under the Existing Trade Agreements as of the TBA Effective Date shall not exceed the total value of all goods or services to be received by Seller under the Existing Trade Agreements. Notwithstanding any provision of this Agreement or the Time Brokerage Agreement to the contrary, Buyer shall not be required to assume on the TBA Effective Date or the Closing Date any of Seller's obligations under the Existing Trade Agreements to the extent such obligations, as of the TBA Effective Date or Closing Date, exceed the value of goods or services to be received by Seller under the Existing Trade Agreements, as of the TBA Effective Date or Closing Date.

SECTION 6.    SPECIAL COVENANTS AND AGREEMENTS

         6.1  FCC CONSENT.

              (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

              (b) Seller and Buyer shall promptly prepare an appropriate application for the FCC Consent and shall file the application with the FCC within five (5) business days of the execution of this Agreement. The parties shall prosecute the application with all reasonable diligence and otherwise use their commercially reasonable efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it. Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request one or more extensions of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under Section 9.

              (c) Seller acknowledges that Buyer's portion of the application for the FCC Consent shall include a request for temporary waiver of the FCC's so-called duopoly rule (47 C.F.R. 73.3555(b)) to permit Buyer's common ownership of WABU and Buyer's existing Television Station WBPX(TV), Norwell, Massachusetts, pending Buyer's disposition of WBPX(TV) and/or a commitment that Buyer will, on or before the Closing Date, assign to an independent trustee the licenses issued by the FCC for WBPX(TV) and transfer to the trustee such other assets of WBPX(TV) as the FCC may require pending Buyer's disposition of WBPX(TV) (collectively, the "Waivers"). Buyer shall use all commercially reasonable efforts, at its sole expense, to prosecute the Waivers.

         6.2 CONTROL OF THE STATIONS. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Stations; such operations, including complete control and supervision of all programs, employees, and policies of each Station, shall be the sole responsibility of Seller until the Closing.

         6.3   RISK OF LOSS.

               (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets, other than any loss, damage or impairment resulting from actions taken (or not taken, although required to be taken) by Buyer pursuant to the Time Brokerage Agreement, from any cause whatsoever shall be borne by Seller at all times prior to the Closing.

               (b) If any damage or destruction of the Assets or any other event occurs (other than as a result of actions taken, or not taken although required to be taken, by Buyer under the Time Brokerage agreement) which (i) causes WABU to cease broadcasting operations for a period of three or more consecutive days or (ii) prevents in any material respect signal transmission by WABU in the normal and usual manner and Seller fails to restore or replace the Assets so that normal and usual transmission is resumed within seven days of the damage, destruction or other event, Buyer, in its sole discretion, may
(x) terminate this Agreement forthwith without any further obligations hereunder upon written notice to Seller, in which event all funds held by the Escrow Agent pursuant to the Escrow Agreement, including all interest and other proceeds from the investment of such funds, shall be immediately returned to Buyer, (y) postpone the Closing for a period not to exceed thirty (30) days, during which period Seller shall complete the restoration and replacement of the Assets prior to the Closing Date, or (z) proceed to consummate the transaction contemplated by this Agreement and complete the restoration and replacement of the Assets after the Closing Date, in which event Seller shall deliver to Buyer all insurance proceeds received in connection with such damage, destruction or other event.

         6.4 CONFIDENTIALITY. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and the rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by the such party from the other party in connection with the transactions contemplated by this Agreement.

         6.5 ENVIRONMENTAL AUDIT. Buyer may, at its option and expense, retain an environmental consultant to be selected by Buyer to perform a Phase I environmental survey of the properties of each Station. If the survey discloses any material environmental hazard or material possibility of future liability for environmental damages or clean-up costs, Buyer shall so notify Seller as soon as practicable, and in any event prior to June 1, 1999.

         6.6 ENGINEERING STUDY. Buyer may, at its option and expense, retain an engineering firm to conduct a proof of performance study of each Station and to prepare a report on such Station's compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards. If the survey discloses any material deficiencies in the operations or equipment of any Station, Buyer shall so notify Seller as soon as practicable, and in any event prior to June 1, 1999.

         6.7 COOPERATION. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, neither party shall have any obligation (i) to expend funds to obtain any of the Consents or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto.

         6.8 BULK SALES LAW. Any loss, liability, obligation, or cost suffered by Seller or Buyer as the result of the failure of Seller or Buyer to comply with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Seller.

         6.9 SALES TAX FILINGS. Seller (with the assistance of Buyer's staff under the Time Brokerage Agreement) shall continue to file Massachusetts and New Hampshire sales tax returns that are due prior to the Closing with respect to the Stations in accordance with Seller's past practices and shall concurrently deliver copies of all such returns to Buyer.

         6.10 ACCESS TO BOOKS AND RECORDS. Seller shall provide Buyer access and the right to copy for a period of three (3) years from the Closing Date (or such longer period as may be required for tax purposes) any books and records relating to the Assets that are not included in the Assets. Buyer shall provide Seller access and the right to copy for a period of three (3) years from the Closing Date (or such longer period as may be required for tax purposes) any books and records relating to the Assets.

         6.11 APPRAISAL. Buyer and Seller agree to allocate the Purchase Price for tax and recording purposes in accordance with an appraisal to be conducted by an appraisal firm selected and paid for by Buyer with experience in the valuation and appraisal of television station assets.

         6.12 NONCOMPETITION AGREEMENT. At Closing, Buyer and Seller shall enter into a Noncompetition Agreement in the form of Schedule 6.12 and Eight Hundred Thousand Dollars ($800,000) of the Purchase Price shall be allocated to the covenants of Seller set forth therein on the Closing Date.

         6.13 HSR ACT FILING. Seller and Buyer agree to (a) file, or cause to be filed, with the U.S. Department of Justice ("DOJ") and Federal Trade Commission ("FTC") all filings, if any, which are required in connection with the transactions contemplated hereby under the HSR Act within ten (10) business days of the date of this Agreement; (b) submit to the other party, prior to filing, their respective HSR Act filings to be made hereunder, and to discuss with the other any comments the reviewing party may have; (c) cooperate with each other in connection with such HSR Act filings, which cooperation shall include furnishing the other with any information or documents in such party's possession that may be reasonably required in connection with such filings; (d) promptly file, after any request by the FTC or DOJ, any information or documents requested by the FTC or DOJ; and (e) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ which relates to the transactions contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ.

         6.14 CALL SIGN CHANGE. Upon request of Buyer, Seller shall apply to the FCC for authority to change the call letters of the Stations (with the consent of the FCC) to such call letters that Buyer shall reasonably designate and shall request that such change shall be effective as of the TBA Effective Date or such other date specified by Buyer. Seller must coordinate with Buyer any proposed changes to the call letters of the Stations before taking any action to change such letters.

         6.15 NO INCONSISTENT ACTION. Neither party shall take any action that is inconsistent with its obligations under this Agreement or the Time Brokerage Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller covenants that neither it nor any of its directors, officers or agents will, (a) solicit, initiate or encourage the submission of any proposal or offer relating to any (i) liquidation, dissolution or recapitalization, (ii) merger or consolidation, (iii) acquisition or sale of securities, (iv) transfer or assignment of any FCC License (v) sale, lease or disposition of substantially all of the assets of Seller, or (vi) similar transaction or business combination, in each case involving Seller or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any party to do or seek any of the foregoing. Seller shall notify Buyer as soon as practicable if any party makes any proposal with respect to any of the foregoing. Notwithstanding any other provision in this Agreement to the contrary, in the event that either party violates its obligations in this Section 6.15, the other party shall have the right to seek specific performance of the violating party's obligations hereunder.

         6.16  STUDIO FACILITIES.

               (a) Buyer, its employees and agents shall be permitted to access and occupy the Stations' existing studio and office facilities leased by Seller pursuant to the Studio Lease and to use and operate the Assets, including all broadcasting facilities and equipment, located thereon; provided, however, that Buyer shall be required to vacate such facilities, upon ninety
(90) days' written notice from Seller that is provided to Buyer no sooner than the TBA Effective Date (such date of termination is the "Termination Date"). If the Closing has not occurred as of the Termination Date, Buyer shall remove the Assets from the premises leased by Seller under the Studio Lease and deliver such Assets to Buyer's replacement studio and office building, if such building is available on the Termination Date, or store such Assets in an appropriate storage facility. All Assets removed by Buyer from the Studio Lease premises shall be returned to Seller promptly following any termination of this Agreement in accordance with its terms.

               (b) Buyer shall keep Seller informed of Buyer's actions with respect to obtaining a replacement studio and office building for the Stations. If this Agreement is terminated in accordance with its terms, Seller shall have the right to notify Buyer no later than ten (10) business days following such termination of Seller's election either to (i) assume, effective as of the date of such termination, any lease entered into by Buyer for a replacement studio and office facility for the Stations (the "New Studio Lease"), in which event Buyer shall assign the New Studio Lease to Seller pursuant to an assignment and assumption agreement reasonably acceptable to Buyer and Seller, or (ii) occupy and use any such facility for a period not to exceed ninety (90) days from the termination of this Agreement in exchange for Seller's reimbursement of the rent and other payments made by Buyer pursuant to the terms of the New Studio Lease for such 90-day period, in which event Buyer shall permit Seller to so occupy such facility and shall cooperate with Seller in connection therewith. Unless the New Studio Lease by its terms permits such assignment without the landlord's consent, Buyer shall use its best efforts to obtain the prior approval of the landlord under any New Studio Lease to the assignment and assumption of the New Studio Lease pursuant to Section 6.16(b)(i).

         6.17 NOTICES OF BREACH. Buyer shall notify Seller in writing promptly upon the occurrence of any event known to Buyer that would cause or constitute a material breach of any of Seller's representations or warranties in Section 3 hereof. Seller shall notify Buyer in writing promptly upon the occurrence of any event known to Seller that would cause or constitute a material breach of any of Buyer's representations or warranties in Section 4 hereof.

         6.18  UNIVERSITY MATTERS.

               (a) As of the TBA Effective Date, Buyer will establish for WABU an intern program for University students that is consistent with Buyer's conduct of the business and operation of WABU.

               (b) At the University's request, Buyer shall cooperate with the University and, after taking Buyer's own business interests into account, consider broadcasting on the Stations University commencement exercises and intercollegiate sports programs. After taking the University's own business interests into account, the University will first offer any such programming to Buyer. Buyer shall thereafter notify the University as soon as reasonably practicable whether Buyer shall broadcast any such programs.

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING

         7.1 CONDITIONS TO OBLIGATIONS OF BUYER. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

               (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

               (b) Covenants and Conditions. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

               (c) Consents. All Consents required for Seller's performance hereunder shall have been obtained and delivered to Buyer without any adverse change in the terms or conditions of any Assumed Contract or any governmental license, permit, or other authorization.

               (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any material conditions not already specified on the FCC Licenses or that need not be complied with by Buyer under
Section 6.1 hereof, Seller shall have complied with any conditions imposed on it by the FCC Consent, and the FCC Consent shall have become a Final Order; provided, however, that Buyer acknowledges that Buyer shall not be permitted to refuse to perform its obligations at the Closing as a result of the imposition of any condition in the FCC Consent that requires Buyer to dispose of WBPX(TV).

               (e) Governmental Authorizations. Seller shall be the holder of all Licenses and there shall not have been any modification of any License that could reasonably be expected to have an adverse effect on any Station or the conduct of its business and operations. No proceeding shall be pending or threatened the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any License.

               (f) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

               (g) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the assets or properties of the Stations, including any material damage, destruction, or loss affecting any such assets or properties used or useful in the conduct of the business of the Stations other than as a result of actions taken (or not taken, although required to be taken) by Buyer pursuant to the Time Brokerage Agreement.

               (h) HSR Act. The waiting period under the HSR Act shall have expired without unresolved action by the DOJ or the FTC to prevent the Closing.

               (i) Time Brokerage Agreement. The Time Brokerage Agreement shall be in full force and effect, and Seller shall have complied in all material respects with its obligations thereunder.

               (j) Satellite Authorizations. The FCC shall have granted to Buyer all waivers and authorizations required to operate WZBU and WNBU as satellite stations of WABU pursuant to Section 73.3555, Note 5, of the FCC's Rules (47 C.F.R. ss. 73.3555, Note 5) and such grants shall have become Final Orders.

               (k) Legal Proceedings. No injunction, restraining order or decree of any nature of any court or governmental authority of competent jurisdiction shall be in effect which restrains or prohibits Buyer from consummating the transactions at the Closing.

         7.2 CONDITIONS TO OBLIGATIONS OF SELLER. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

         (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

         (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

         (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

         (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any material conditions that need not be complied with by Seller under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent. All other consents required for Buyer's performance hereunder shall have been obtained and delivered to Seller.

         (e) HSR Act. The waiting period under the HSR Act shall have expired without unresolved action by the DOJ or the FTC to prevent the Closing.

         (f) Time Brokerage Agreement. The Time Brokerage Agreement shall be in full force and effect, and Buyer shall have complied in all material respects with its obligations thereunder.

         (g) Legal Proceedings. No injunction, restraining order or decree of any nature of any court or governmental authority of competent jurisdiction shall be in effect which restrains or prohibits Seller from consummating the transactions at the Closing.

SECTION 8.    CLOSING AND CLOSING DELIVERIES

         8.1  CLOSING.

         (a) Closing Date. Subject to the satisfaction or waiver of all other conditions precedent to the holding of the Closing, the Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five days' written notice to Seller, that is (1) not earlier than the first business day after the FCC Consent is granted, and (2) not later than ten business days following the date upon which the FCC Consent has become a Final Order, subject to satisfaction or waiver of all other conditions precedent to the holding of the Closing. If Buyer fails to specify the date for Closing prior to the fifth business day after the date upon which the FCC Consent becomes a Final Order, the Closing shall take place on the tenth business day after the date upon which the FCC Consent becomes a Final Order.

         (b) Closing Place. The Closing shall be held at the offices of Irwin, Campbell & Tannenwald, P.C., 1730 Rhode Island Avenue, N.W., Suite 200, Washington, D.C. 20036, or any other place that is agreed upon by Buyer and Seller.

         8.2 DELIVERIES BY SELLER. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

               (a) Transfer Documents. A duly executed bill of sale dated as of the Closing Date substantially in the form of Schedule 8.2(a) hereto, motor vehicle titles, assignment, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances, except for liens for current taxes not yet due and payable;

               (b) Estoppel Certificates. Estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property Leases that are obtained pursuant to Section 5.11, substantially in the form of
Schedule 8.2(b) hereto;

               (c) Consents. A manually executed copy of any instrument evidencing receipt of any Consent;

               (d) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by an officer of Seller, certifying
(1) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that Seller has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

               (e) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Seller in connection with its operations;

               (f) Opinion of Counsel. Opinions of Seller's counsel dated as of the Closing Date, substantially in the forms of Schedule 8.2(f)(A) and 8.2(f)(B) hereto; and

               (g) Noncompetition Agreement. The Noncompetition Agreement in the form of Schedule 6.12, duly executed on behalf of Seller.

         8.3 DELIVERIES BY BUYER. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

               (a) Purchase Price. The Purchase Price as provided in Sections
2.3 and 2.4;

               (b) Assumption Agreements. Assumption Agreements dated as of the Closing Date substantially in the form of Schedule 8.3(b) hereto, pursuant to which Buyer shall assume and undertake to perform the Assumed Liabilities;

               (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an officer of Buyer, certifying
(1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the

Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

               (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(d) hereto.

               (e) Noncompetition Agreement. The Noncompetition Agreement in the form of Schedule 6.12 duly executed by Buyer and the payment of Eight Hundred Thousand Dollars ($800,000) to Seller thereunder.

SECTION 9.     TERMINATION

         9.1 TERMINATION BY SELLER. This Agreement may be terminated by Seller and the purchase and sale of the Stations abandoned, if Seller is not then in material default hereunder, upon written notice to Buyer, upon the occurrence of any of the following:

               (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied or waived in writing by Seller.

               (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

               (c) Upset Date. If the Closing shall not have occurred by December 31, 2000.

               (d) Breach. Without limiting Seller's rights under the other provisions of this Section 9, if Buyer has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement or the Time Brokerage Agreement within thirty days after Buyer received written notice of such breach from Seller.

         9.2 TERMINATION BY BUYER. This Agreement may be terminated by Buyer and the purchase and sale of the Stations abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

               (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

               (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

               (c) Upset Date. If the Closing shall not have occurred by December 31, 2000.

               (d) Interruption of Service. If any damage or destruction of the Assets occurs and, as a result thereof, Buyer is permitted to terminate this Agreement pursuant to Section 6.3(b) hereof.

               (e) Environmental Hazards. Upon written notice to Seller given no later than July 1, 1999, if Buyer shall have notified Seller on or before June 1, 1999 of material environmental hazards or the material possibility of environmental damages or clean-up costs, as indicated in the environmental study described in Section 6.5, and the cause thereof shall not have been remedied prior to June 30, 1999.

               (f) Technical Deficiencies. Upon written notice to Seller given no later than July 1, 1999, if Buyer shall have notified Seller on or before June 1, 1999 of material deficiencies in the operations or equipment of any Station, as indicated in the engineering study described in Section 6.6, and the cause thereof shall not have been remedied prior to June 30, 1999.

               (g) Breach. Without limiting Buyer's rights under the other provisions of this Section 9, if Seller has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement or the Time Brokerage Agreement within thirty days after Seller received written notice of such breach from Buyer.

         9.3 RIGHTS ON TERMINATION. If this Agreement is terminated pursuant to Section 9.1 or Section 9.2 and neither party is in material breach of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets. If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, then the payment to Seller of the Escrow Fund (as defined below) pursuant to Section 9.4 below shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Seller by reason of Buyer's material breach of this Agreement. Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of the Escrow Fund is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's material breach of this Agreement. If this Agreement is terminated by Buyer pursuant to Section 9.2(d), (e) or (f), and Seller is not (other than in connection with matters related to the events and circumstances associated with such termination provisions) in material default of its representations, warranties or covenants hereunder, the Escrow Fund shall be returned to Buyer, and Seller shall have no further obligation or liability to Buyer hereunder. Except as set forth in the immediately preceding sentence, if this Agreement is terminated by Buyer due to Seller's material breach of this Agreement, Buyer shall have all rights and remedies available at law or equity.

         9.4 ESCROW DEPOSIT. Buyer has deposited with the Escrow Agent the sum of Two Million Dollars ($2,000,000) in accordance with the Escrow Agreement. All such funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

         (a) At the Closing, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent (the "Escrow Fund"), shall be disbursed to or at the direction of Buyer.

         (b) If this Agreement is terminated pursuant to Section 9.1 or 9.2 and Buyer is not in material breach of this Agreement, the Escrow Fund shall be disbursed to or at the direction of Buyer.

         (c) If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement or because of Buyer's inability to obtain financing as of the Closing Date, then (i) the Escrow Fund shall be disbursed to or at the direction of Seller or, if Seller shall have received the First Advance pursuant to Section 9.5 below, the First Advance shall be retained by Seller, in either case as liquidated damages under Section 9.3 above, and (ii) if Seller shall have received the Second Advance pursuant to Section 9.5 below, Seller shall immediately return the Second Advance to Buyer.

         9.5   DISPOSITION OF WBPX(TV).

               (a) Buyer shall use commercially reasonable efforts to dispose of WBPX(TV) as soon as practicable but in no event later than the expiration of any deadline imposed by the FCC for such disposition, as such deadline may be extended by the FCC. Notwithstanding the requirement in the preceding sentence, if (i) the FCC shall require Buyer to dispose of WBPX(TV) prior to or concurrently with Buyer's purchase of one or more of the Stations (the "Disposition Requirement"), (ii) Buyer shall not have satisfied the Disposition Requirement on or before the date the Closing is scheduled to occur pursuant to
Section 8.1(a) (the "Initial Closing Date"), and (iii) each of the conditions set forth in Section 7.1 (other than any condition relating to the Disposition Requirement) shall have been satisfied prior to or on the Initial Closing Date, Buyer and Seller shall jointly instruct the Escrow Agent to deliver to Seller by wire transfer of same-day funds the Escrow Fund (as defined in Section 9.4(a)) (such payment is the "First Advance"). If Buyer fails to execute and deliver the instructions for the First Advance as required by the preceding sentence or if Seller does not receive the Escrow Fund from the Escrow Agent (or an amount equal thereto from Buyer) within five (5) business days from the Initial Closing Date, this Agreement may be terminated by Seller, if Seller is not then in material default hereunder, upon written notice to Buyer, and the Escrow Fund shall be disbursed to or at the direction of Seller as liquidated damages under Section 9.3.

               (b) In consideration for the payment of the First Advance to Seller, Seller shall not be permitted to terminate this Agreement as a result of Buyer's failure to satisfy the Disposition Requirement, and the deadline for Buyer's satisfaction of the Disposition Requirement shall be extended until the date that is six (6) months from the Initial Closing Date (the "First Extension Deadline"), during which period Buyer shall continue to use commercially reasonable efforts to satisfy the Disposition Requirement as soon as practicable but in no event later than the First Extension Deadline. If Buyer shall not have satisfied the Disposition Requirement on or before the First Extension Deadline and each of the conditions set forth in Section 7.1 (other than any condition relating to the Disposition Requirement) shall have been satisfied prior to or on the First Extension Deadline, Buyer shall pay to Seller by wire transfer of same-day funds (in accordance with wire transfer instructions provided by Seller to Buyer) Five Million Dollars ($5,000,000) (such payment is the "Second Advance") no later than three (3) business days following the First Extension Deadline. If Buyer fails to pay the Second Advance as required by the preceding sentence, this Agreement may be terminated by Seller, if Seller is not then in material default hereunder, upon written notice to Buyer, and Seller shall be permitted to retain the Escrow Fund as liquidated damages under Section 9.3.

               (c) In consideration for the payment of the Second Advance to Seller, Seller shall not be permitted to terminate this Agreement as a result of Buyer's failure to satisfy the Disposition Requirement, and the deadline for Buyer's satisfaction of the Disposition Requirement shall be extended until the date that is the later of (i) six (6) months from the First Extension Deadline and (ii) the upset date specified in Sections 9.1(c) and 9.2(c) (such later date is the "Second Extension Deadline"), during which period Buyer shall continue to use commercially reasonable efforts to satisfy the Disposition Requirement as soon as practicable but in no event later than the Second Extension Deadline. If Buyer shall not have satisfied the Disposition Requirement on or before the Second Extension Deadline and each of the conditions set forth in Section 7.1 (other than any condition relating to the Disposition Requirement) shall have been satisfied prior to or on the Second Extension Deadline, Seller shall have the right to terminate this Agreement, if Seller is not then in material default hereunder, upon written notice to Buyer, in which event Seller shall be permitted to retain the First Advance and Second Advance as liquidated damages under Section 9.3.

               (d) The entire amount of the First Advance and Second Advance received by Seller shall be applied as a credit toward the Purchase Price payable by Buyer to Seller at the Closing. If Buyer terminates this Agreement in accordance with Section 9.2 at any time following Seller's receipt of the First Advance or the First Advance plus the Second Advance, as the case may be, Seller shall return to Buyer no later than five (5) business days following Seller's receipt of Buyer's notice of termination an amount equal to the First Advance or the First Advance plus the Second Advance, as the case may be. Any amount that Seller fails to pay pursuant to the preceding sentence shall bear interest at the rate of ten percent (10%) per annum from the date such amount is due until paid in full. Notwithstanding any provision of this Agreement to the contrary, Buyer shall have no further obligation hereunder to dispose of WBPX(TV) at any time following a change in the FCC's rules and regulations or the issuance of a ruling by the FCC that would permit Buyer to simultaneously own and operate the Stations and WBPX(TV).

               (e) If Seller fails to join with Buyer in requesting any required extension of the effective period of the FCC Consent that is consistent with the provisions of this Section 9.5 or opposes any such extension, Buyer shall have no further obligation under this Section 9.5, Seller shall return to Buyer an amount equal to the First Advance or the First Advance plus the Second Advance, as the case may be, and Buyer shall be entitled to exercise all rights and remedies under this Agreement, including, without limitation, the right to seek specific performance pursuant to Section
10.6. Nothing in this Section 9.5 shall limit Buyer's right to seek specific performance pursuant to Section 10.6.

SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES

         10.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of eighteen months. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Seller shall affect Buyer's right to rely on any representation or warranty made by Seller or relieve Seller of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         10.2 INDEMNIFICATION BY SELLER. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

               (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

               (b) Any and all obligations of Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

               (c) Any loss, liability, obligation, or cost resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets.

               (d) Any and all losses, liabilities, or damages resulting from the operation or ownership of any Station prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior the Closing Date, except to the extent that any such losses, liabilities or damages result from any action taken (or not taken, although required to be taken) by Buyer under the Time Brokerage Agreement.

               (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 INDEMNIFICATION BY BUYER AND ITS SUBSIDIARY. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, each of Buyer and, in consideration of the assignment by Buyer to Buyer's wholly-owned, direct subsidiary, D P Media License of Boston, Inc. ("D P License"), of all of Buyer's rights under this Agreement concerning the acquisition of the FCC Licenses, DP License agrees to, jointly and severally, indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

               (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement.

               (b) Any and all Assumed Liabilities.

               (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of any Station or Asset on or after the Closing.

               (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 PROCEDURE FOR INDEMNIFICATION. The procedure for indemnification shall be as follows:

               (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five days after written notice of such action, suit, or proceeding was given to Claimant.

               (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

               (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

               (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

               (e) The indemnifications rights provided in Sections 10.2 and
10.3 shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

         10.5  LIMITATIONS.

               (a) No claim may be made against an Indemnifying Party pursuant to its indemnification obligations set forth in Section 10.2 or 10.3 with respect to any individual item of damage unless and until (i) the amount of damages actually incurred by Claimant for any individual matter exceeds $5,000 and (ii) the aggregate of all such damages actually incurred by the Claimant exceeds $200,000 (the "Threshold Amount") and, at such time as the Claimant's damages exceed in the aggregate the Threshold Amount, the Claimant shall be entitled to indemnification for the entire amount of such damages in excess of $100,000. In the case of any claim for indemnification made by a Claimant to an Indemnifying Party in which the Claimant asserts for the first time that the Threshold Amount has been or will be exceeded after or upon satisfaction of the claim for which the Claimant seeks indemnification, the Claimant shall set forth in reasonable detail the damages, including the basis therefor, which have exceeded or which, together with the claim being made, will exceed the Threshold Amount. The Indemnifying Party's obligation to indemnify the Claimant and hold it harmless under Section 10.2 or 10.3 shall in no event exceed in the aggregate $5,000,000. Notwithstanding the foregoing, the limitations set forth in this Section 10.5(a) shall not apply to claims for indemnification under Sections 3.13, 3.14, 3.20, 4.4, 10.2(b), 10.2(c), 10.2(d), 10.3(b) and 10.3(c)
hereof or claims for fraud, including claims for costs and expenses incurred in enforcing such claims.

               (b) For purposes of determining the amount of damages incurred by a Claimant, such damages shall be net of any insurance payment actually received by the Claimant in compensation for the same damages for which indemnification is sought and shall be reduced by the amount of any tax benefits to be realized by the Claimant with respect to the matter which was the basis for the damages for which indemnification is sought.

         10.6 SPECIFIC PERFORMANCE. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

         10.7 ATTORNEYS' FEES. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

SECTION 11.    MISCELLANEOUS

         11.1 FEES AND EXPENSES. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement shall be paid by Seller. Buyer and Seller shall each pay one-half of (i) all fees payable to the Escrow Agent, (ii) all filing fees required by the FTC under the HSR Act, and (iii) all filing fees required by the FCC in connection with the FCC Consent. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement and the Time Brokerage Agreement, including all fees and expenses of counsel, accountants, agents, and representatives. Buyer shall pay at the Closing all brokerage fees and commissions payable to Media Venture Partners, and each party shall be responsible for all fees or commissions payable to any other finder, broker, advisor, or similar person retained by or on behalf of such party.

         11.2 NOTICES. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller:        Robert D. Gordon, President
                     Boston University Communications, Inc.
                     1660 Soldiers Field Road
                     Boston, MA  02135

With a copy to:      Thomas J. Kelly, Esq.
                     Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                     One Financial Center
                     Boston, MA  02111

If to Buyer:         Roslyck Paxson, President
                     D P Media of Boston, Inc.
                     c/o D P Media, Inc.
                     231 Bradley Place, Suite 204
                     Palm Beach, FL  33480

With a copy to:      Alan C. Campbell, Esq.
                     Irwin Campbell & Tannenwald, P.C.
                     1730 Rhode Island Avenue, N.W.
                     Suite 200
                     Washington, D.C.  20036


or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

         11.3 BENEFIT AND BINDING EFFECT. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement, in whole or in part, without seeking or obtaining Seller's prior approval, to one or more subsidiaries or commonly controlled affiliates of Buyer or any other party that Buyer reasonably determines is legally and financially qualified to perform Buyer's obligations hereunder, so long as, in connection with any such assignment, D P Media, Inc. guarantees the full and prompt performance by such assignee of Buyer's obligations hereunder. Buyer may collaterally assign its rights and interests hereunder to its senior lenders without seeking or obtaining Seller's prior approval. Upon any permitted assignment by Buyer or Seller in accordance with this Section 11.3, all references to "Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "Seller" herein shall be deemed to be references to Seller's assignee, as the case may be. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.4 FURTHER ASSURANCES. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.6 HEADINGS. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.7 GENDER AND NUMBER. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.8 ENTIRE AGREEMENT. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.9 WAIVER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.9.

         11.10 PRESS RELEASE. Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgement be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         11.11 CONSENT TO JURISDICTION. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and the New York County Supreme Court for the State of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto agrees, to the extent permitted under applicable rules of procedure, to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the New York County Supreme Court for the State of New York. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. certified mail, return receipt requested, or overnight delivery service (with confirmation of receipt) to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 11.11. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the New York County Supreme Court for the State of New York, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient form.

         11.12 COUNTERPARTS. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.


             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.


                                        D P MEDIA OF BOSTON, INC.


                                        By: /s/
                                           --------------------------------
                                              Name:
                                              Title:



                                        BOSTON UNIVERSITY COMMUNICATIONS, INC.


                                        By:
                                           --------------------------------
                                              Name:
                                              Title:

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.


                                        D P MEDIA OF BOSTON, INC.


                                        By:
                                           --------------------------------
                                              Name:
                                              Title:



                                        BOSTON UNIVERSITY COMMUNICATIONS, INC.


                                        By: /s/
                                           --------------------------------
                                              Name:
                                              Title:

                                             D P MEDIA LICENSE OF
                                             BOSTON, INC. HEREBY JOINS
                                             IN THE EXECUTION OF THIS
                                             ASSET PURCHASE AGREEMENT
                                             FOR THE PURPOSE OF
                                             AGREEING TO THE PROVISIONS
                                             OF SECTION 10 HEREOF.



                                             D P MEDIA LICENSE OF BOSTON, INC.


                                             By: /s/ Roslyck Paxson
                                                ------------------------------
                                                    Name:  Roslyck Paxson
                                                    Title: President